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                                                                    EXHIBIT 99.1


                                                         RESPONSE ONCOLOGY, INC.
                                                         1805 MORIAH WOODS BLVD.
                                                         MEMPHIS, TN 38117
                                                         (901) 761-7000
                                                         NASDAQ: ROIX

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
AT THE COMPANY:                           AT THE FINANCIAL RELATIONS BOARD (WWW.FRBINC.COM):
Anthony LaMacchia                         Marilyn Windsor       Leslie Loyet         Cynthia Martin
President & Chief Executive Officer       General Information   Analysts/Investors   Media Inquiries
(800) 323-3719                            (312) 640-6692        (312) 640-6672       (312) 640-6741
tlamacchia@responseoncology.com           mwindsor@bsmg.com     lloyet@bsmg.com      cmartin@bsmg.com
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FOR IMMEDIATE RELEASE
FRIDAY, MARCH 30, 2001


              RESPONSE ONCOLOGY FILES VOLUNTARY CHAPTER 11 PETITION

MEMPHIS, TENN., MARCH 30, 2001--RESPONSE ONCOLOGY, INC. (NASD OTCBB: ROIX), announced today that the Company and its wholly owned subsidiaries (Response Oncology Management of South Florida, Inc., Response Oncology of Fort Lauderdale, Inc. and Response Oncology of Tamarac, Inc.) filed on March 29, 2001 voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Tennessee. The Company also announced that the filing of its annual report on Form 10-K will be delayed until on or about April 17, 2001.

The Company will continue to service its patients, affiliated physicians and customers while developing a plan to reorganize its capital structure and strengthen its financial condition.

Response Oncology, Inc. is a comprehensive cancer management company. The Company provides advanced cancer treatment services through outpatient facilities known as IMPACT Centers under the direction of practicing oncologists; compounds and dispenses pharmaceuticals to certain medical oncology practices for a fee; owns the assets of and manages the nonmedical aspects of oncology practices; and conducts clinical research on behalf of pharmaceutical manufacturers. Approximately 300 medical oncologists are affiliated with the Company through these programs.

This release contains discussions of items which may constitute forward-looking statements within the meaning of federal securities laws. Although Response Oncology believes that expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) a continued decline in high dose chemotherapy referrals and approvals due to the high dose chemotherapy breast cancer results; (ii) a continued decline in margins for cancer drugs; (iii) the Company's inability to raise additional capital or refinance existing debt; (iv) uncertainty pertaining to the outcome of the Chapter 11 filing by the Company; and (v) issues regarding the implementation of the Company's new business plan. For more information regarding risk factors, please refer to the Company's 1999 Form 10-K.